EXHIBIT 2.4

Share Certificate

Certificate Number	Number of Shares

Meten Holding Group Ltd.

Incorporated in the Cayman Islands under the Companies Law (as Revised)

Authorized Share Capital is US$50,000 divided into 16,666,667 Ordinary Shares of a nominal or par value of US$0.003 each.

This certifies that [Name] of [Address] is the registered holder of [Number] Ordinary Shares fully paid and non-assessable, subject to the Memorandum and Articles of Association of the Company.

GIVEN under the Common Seal of the said Company this [date].

The Common Seal of the Company was hereunto affixed.

Director